Exhibit 1A-2.2

AMENDED AND RESTATED

OPERATING AGREEMENT OF

MARTELINVEST 1, LLC,

A WYOMING LIMITED LIABILITY COMPANY

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Table of Contents

Recitals		4

ARTICLE 1 - FORMATION OF LIMITED LIABILITY COMPANY		5

1.1	Articles of Organization	5
1.2	Governing Law	5
1.3	Name	5
1.4	Purpose	5
1.5	Registered Agent	5
1.6	Principal Place of Business	5
1.7	Term	5
1.8	Title to Property	6

ARTICLE 2 – DEFINITIONS		6

ARTICLE 3 - CAPITAL CONTRIBUTIONS AND COMPANY INTERESTS		8

3.1	Initial Capital Contributions of the Members	8
3.2	Capital Accounts	8
3.3	Return of Capital	9
3.4	Additional Capital Contributions	9
3.5	Loans by Members; Personal Guarantees	9

ARTICLE 4 – DISTRIBUTIONS		9

4.1	Distributions	9
4.2	Liquidation Distributions	9

ARTICLE 5 - ALLOCATIONS AND ACCOUNTING		10

5.1	Costs and Revenues	10
5.2	Regulatory and Special Allocations	10
5.3	Special Tax Allocations	11
5.4	Accounting, Tax Reports and Professionals	11
5.5	Bank Accounts	12
5.6	Fiscal Year	12
5.7	Transfer of Interest	12

ARTICLE 6 - MANAGEMENT/DECISIONS		12

6.1	Management by the Manager	12
6.2	Managing Members' Consent Required	12
6.3	Manager	12

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6.4	Indemnity	13
6.5	Competition	13
6.6	Meetings of Members	13
6.7	Rights and Obligations of Members	14
6.8	Tax Matters Partner	14

ARTICLE 7 - TRANSFER OF COMPANY INTERESTS		15

7.1	No Transfers	15
7.2	Withdrawal or Resignation of Member	15
7.3	Dissociation of a Member	15
7.4	Purchase Option	16
7.5	Buy-Sell Right	17
7.6	Sale of Company Interest to Third Party	19
7.7	Additional Members	20
7.8	Register of Members	20

ARTICLE 8 – DEFAULT		21

8.1	Events of Default	21
8.2	Remedies	21

ARTICLE 9 - TERMINATION AND DISSOLUTION		22

9.1	Dissolution	22
9.2	Dissolution Procedure	22
9.3	Return of Contribution	23

ARTICLE 10 - DISPUTE RESOLUTION		23

10.1	Mediation	23

ARTICLE 11 - GENERAL PROVISIONS		24

11.1	Notices	24
11.2	Integration	24
11.3	Applicable Law	24
11.4	Counterparts	24
11.5	Severability	24
11.6	Inurement	24
11.7	Headnotes	24
11.8	Gender	24
11.9	Exhibits	25
11.10	Attorneys' Fees	25
11.11	Waiver of Partition	25
11.12	Additional Documents	25
11.13	Amendments	25
11.14	Creditors	25
11.15	Waivers	25

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OPERATING AGREEMENT OF

MARTELINVEST 1, LLC,

A WYOMING LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is made effective as of May 2, 2022 (the “Execution Date”) by and among those Persons identified in Exhibit A. Such parties are sometimes hereinafter referred to individually by name, or as a “Member” or collectively as the “Members.” This Agreement sets forth the rights, duties, obligations, and responsibilities of the Members with respect to the Company and amends and restates the Company’s prior operating agreement, dated October 20th, 2021. This Agreement is executed under the following facts:

Recitals

A.       MARTELINVEST 1, LLC filed Articles of Organization with the Wyoming Secretary of State's office on or about October 19th, 2021. Accordingly, MARTELINVEST 1, LLC, a Wyoming limited liability company (the “Company”) shall be deemed to have been formed as of that date.

B.       The Members wish to set forth in writing the economic and operational relationships among themselves and have determined to set forth such terms in this Operating Agreement.

C.       The Members have determined to form the Company for the purpose of the acquisition, entitlement, ownership, development, management, operation, and disposition of Real Estate properties.

D.       The Members have determined that it best suits their business objectives to form a limited liability company pursuant to the laws of the State of Wyoming so as to provide the Members with the protections afforded them by the Wyoming Statutes, Regulations, and Laws (the “Act”). In all other respects, however, it is the intention of the Members that the Company shall be treated as a partnership for income tax purposes.

E.       The Members have entered into this Agreement to memorialize their relationship with one another and with the Company with respect to the activities thereof.

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ARTICLE 1 - FORMATION OF LIMITED LIABILITY COMPANY

1.1	Articles of Organization.

On or about October 19th, 2021, InCorp Services Inc. (an agent of the Company with the limited authority to only file Articles of Organization on behalf of the Company) filed Articles of Organization reflecting the formation of the Company as a limited liability company in the office of the Wyoming Secretary of State. The Manager shall hereafter execute such further documents and take such further actions as shall be appropriate to comply with the requirements of the Act for the operation of a limited liability company.

1.2	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming without regard to conflicts of laws principles. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that any provision of this Agreement is inconsistent with any provision of the Act, this Agreement shall govern to the extent permitted by the Act.

1.3	Name.

The name of the Company shall be MARTELINVEST 1, LLC, a Wyoming limited liability company.

1.4	Purpose.

The purpose of the Company shall be the acquisition, entitlement, ownership, development, management, operation, and disposition of Real Estate properties. In such context, the Company shall have such powers and be authorized to undertake such activities as are permitted under the Act. The Company may also enter into partnerships and joint venture arrangements with individuals and other business entities consistent with the foregoing purpose. The Company will engage in all general business activities related to the above purpose and acquire business entities (or interests in business entities) consistent with the foregoing purpose. Except as set forth above, the Company shall engage in no business other than that related or incidental to the foregoing except with the affirmative vote of all Members.

1.5	Registered Agent.

The Company shall appoint and continuously maintain in the State of Wyoming a registered agent for the service of process. Until further action of the Members, the registered agent for the Company shall be Incorp Services, Inc. 1910 Thomes Ave Cheyenne, WY 82001

1.6	Principal Place of Business.

The location of the principal place of business of the Company is 1887 WHITNEY MESA DR #9656, HENDERSON, NV 89014 and the records of the Company required by the Act to be maintained shall be kept at the principal place of business.

1.7	Term.

The term of this Agreement will commence upon filing of the Articles of Organization and will terminate at such time as described in this Agreement or as required under the Act.

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1.8	Title to Property.

Title to all property, real or personal, acquired by the Company shall be acquired, held and conveyed in the name of the Company. Notwithstanding the foregoing, the Company may also enter into joint venture, Limited Liability Company, management, participation, promotion or other agreements as determined by the Manager with respect to the Property in which the Company is not the fee simple title holder.

ARTICLE 2 - DEFINITIONS

Defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified below. Certain additional defined terms are set forth elsewhere in this Agreement. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, and “Article” and “Section” references are references to the Articles and Sections of this Agreement.

“Act” means the Wyoming Statutes, Regulations, and Laws.

“Affiliate” means, when used with reference to a specific Person, (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person that is an officer, director, manager, trustee or beneficiary of or partner in, or serves in a similar capacity with respect to, the specified Person or of which the specified Person serves in a similar capacity, and (c) any Person that, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities of, partnership or membership interest in or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities, membership or partnership interests, or in which the specified Person has a substantial beneficial interest. For purposes herein, control means ownership of Fifty Percent (50%) or more of any class of equity securities, membership or partnership interests.

“Agreement” means this Operating Agreement (including all Exhibits hereto), as it may be amend- ed, supplemented or restated from time to time.

“Assign” or “Assignment” means, with respect to any Company Interest or any part thereof, to offer, sell, assign, transfer, give, pledge, encumber, hypothecate, or otherwise dispose of, whether voluntarily or by operation of law.

“Assignee” means a Person to whom an interest in any Company Interest has been assigned in a manner permitted under this Agreement.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within one hundred twenty (120) days); insolvency of such Person which is finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt, or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereby or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within one hundred twenty (120) days.

“Capital Account” means the capital account maintained for each Member pursuant to Section 3.2 of this Agreement.

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“Capital Contribution” means any cash, services or property (valued, for this purpose, at its fair market value on the date of contribution) contributed to the Company by a Member.

“Cash Flow” means, for any period, all cash receipts of the Company during such period (other than Capital Contributions, District Proceeds, Management Fees, and Marketing Fees) (a) reduced by the sum of the following items, to the extent such items are paid from receipts from such period (other than Capital Contributions, District Proceeds, Management Fees and Marketing Fees): (i) all principal and interest payments (or prepayments) on any third-party indebtedness of the Company during such period; (ii) all cash expenditures paid or incurred by the Company during such period for the operation of the business of the Company; (iii) all additions to the Reserves for the Company during such period, (iv) all payments made for maintenance, repair and replacement of Company property during such period; and (v) principal and accrued interest payments on loans to the Company by Members; and (b) increased by all reductions in Reserves during such period.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Company Interest” means the interest of a Member in the Company, whether held by such Member or an immediate or subsequent Assignee thereof, including, without limitation, such Member's right (a) to a share of Company allocations and distributions (including in-kind distributions) in accordance with the Sharing Percentages, (b) to vote in accordance with its Sharing Percentage, consent, or withhold consent with respect to Company matters but only to the extent authorized under this Agreement, and (c) to participate in the management of the business and affairs of the Company in accordance with this Agreement.

“District Proceeds” shall be broadly applied to mean all revenue, fees and proceeds paid or payable to (or collected by) and beneficial rights to income in favor of the Company with respect to any special or metropolitan district encumbering all or any part of the Property.

“Fiscal Year” means the Company's annual accounting period established pursuant to Section 5.6 below.

“IRS” means the Internal Revenue Service.

“Majority of the Sharing Percentages” shall mean in those matters that are presented to all the Voting Members for consideration and voting, the affirmative vote of those Members controlling at least fifty one percent (51%) of the Sharing Percentages.

“Manager” means each Person who has authority to manage the business and affairs of the Company pursuant to this Agreement as listed in Exhibit B of this agreement. A manager may be, but is not required to be, a Member.

“Management Fees” means all revenue, fees and proceeds paid or payable to (or collected by) the Company for management, oversight or consulting as part of the acquisition, entitlement, financing, construction, operation, and disposition of Real Estate Properties. Management Fees may be paid to the Company as part of draws under a construction loan, as part of a take-out or permanent loan, from a joint venture partner, from a homeowners or other association, or otherwise.

“Managing Member” means each Person who is both a Manager and a Member of the Company.

“Marketing Fees” means all revenue, fees and proceeds paid or payable to (or collected by) the Company for referral, brokerage, marketing, or other legally compensable services in connection with either the acquisition or disposition of all or any portion of the Property (including but not limited to fee title, leasehold interest or other interest).

“Members” means, individually or collectively, the persons described in the first paragraph of this Agreement, and any other Persons admitted as Members in accordance with Section 7.7 below.

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“Person” means an individual or a corporation, partnership, trust, limited liability Company, unincorporated organization, association, or other entity.

“Profit” or “Loss” means, for any period, the income or loss of the Company (determined in accordance with the method of accounting used by the Company for federal income tax purposes, without taking into account any basis adjustment under Section 754 of the Code).

“Regulation” means the Treasury Regulations as defined below.

“Reserves” means such amount, as determined by the Manager, allocated from time to time to reserves maintained for working capital of the Company, other present or future capital needs of the Company, and contingencies.

“Sharing Percentages” means the percentages of ownership of the Company that, with respect to each Member, entitles the Member to Company Interest and is expressed as either:

(a)	If ownership of the Company is expressed in terms of percentage, the percentage set forth opposite the name of each Member listed on Exhibit A, as may be adjusted from time to time pursuant to this Agreement; or
(b)	If ownership of the Company is expressed in Units, the ratio, expressed as a percentage of:
(i)	The number of Units owned by the Member as set forth opposite the name of each Member on Exhibit A (expressed as “MU” in the equation below) divided by
(ii)	The total number of Units owned by all of the Members of the Company (expressed as “TU” in the equation below).

Sharing Percentage = MU÷TU

“Treasury Regulations” or “Treas. Reg.” means the income tax regulations issued (as Temporary or Proposed regulations, if so designated) under the Code and in effect, as amended, supplemented or modified from time to time.

“Units” means, if ownership of the Company is expressed in Units, units of ownership in the Company, that, with respect to each Member, entitles the Member to a Company Interest which, if applicable, is expressed as the number of Units set forth opposite the name of each Member on Exhibit A, as may be adjusted from time to time pursuant to this agreement.

ARTICLE 3 - CAPITAL CONTRIBUTIONS AND COMPANY INTERESTS

3.1	Initial Capital Contributions of the Members.

The initial capital contributions of the Members shall consist of cash, other property and/or services provided to the Company as more particularly described on Exhibit A attached hereto and incorporated herein by this reference. In exchange, the Company has issued to the Members the number of Units as specified in Exhibit A and the Members shall receive a credit to their respective Capital Accounts accordingly.

3.2	Capital Accounts.

A separate capital account (“Capital Account”) shall be maintained for each Member. Except as otherwise specifically provided for herein, no Member shall be entitled to receive interest on their respective Capital Account balances, but nothing herein shall prevent or prohibit the accrual and payment of interest by or among Members of the Company to Members or third parties for loans. Each Member's Capital Account shall be credited with the amount of money and the fair market value of other services and/or property contributed to the Company pursuant to this Agreement. Each Member's share of Company Profits and Losses shall be credited or debited to their respective Capital Account. All distributions to a Member of cash, services or property (at the fair market value thereof) shall be debited to the Member's Capital Account. The Capital Accounts shall be maintained in accordance with Treasury Regulation 1.704-1(b), except as modified herein.

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3.3	Return of Capital.

Except as provided herein, no time has been agreed upon for the return of the Member's contributions. No Member has the right to demand and receive property other than cash in return for his capital contributions.

3.4	Additional Capital Contributions.

Additional Capital Contributions may be amended from time to time by the Manager, according to the business needs of the Company. The Manager shall present such requests for additional Capital Contributions in writing to the Members. If all of the Members agree to make an additional Capital Contribution in the amount and at such time as agreed to by and among all the Members, then within ten (10) days thereafter, all Members shall make such additional Capital Contribution in proportion to their existing Capital Contributions. In the event a Member fails to make an additional Capital Contribution as described herein, the same shall be in default and subject to the provisions of Article 8 below.

3.5	Loans by Members; Personal Guarantees.

Nothing in this Agreement shall prohibit any Member from making secured or unsecured loans to the Company with or without interest, provided the loans are on market terms and conditions and the Manager approves the terms of such loan. No Member (and no principal of any business entity which comprises a Member) shall be obligated to provide a personal guaranty on any loan made to the Company, except as otherwise expressly agreed to by such Member (or the principal of any business entity which comprises a Member).

ARTICLE 4 - DISTRIBUTIONS

4.1	Distributions.

(a)       All Profit, Management Fees and Marketing Fees shall be distributed to the Members (without regard to the Members positive or negative Capital Account balance at such time) as and when received by the Company on a pro rata basis in proportion to the respective Company Interest held by each Member. The timing and amount of distributions will be determined by the Manager in accordance with the Wyoming Statutes, Regulations, and Laws.

(b)       Except as otherwise provided in 4.1(a) above, all other Cash Flow of the Company which the Manager determines is not needed for the payment of existing or anticipated Company obligations and expenditures (including but not limited to Reserves) shall be distributed to the Members in accordance with the Sharing Percentages (without regard to the Members positive or negative Capital Account balance at such time) in such amount and at such time as determined by the Manager in his business judgment.

4.2	Liquidation Distributions.

In the event of the liquidation of the Company, distributions may be made in cash or in-kind. In the event that any distribution is made in-kind, it shall be treated as having been sold by the Company at the time of such distribution for an amount equal to its then fair market value. Any gain or loss which would have been recognized by the Company on such sale shall be allocated to the Members in accordance with Article 5. Such property shall then be distributed to the Members and the Company shall be credited with making a distribution in cash equal to the fair market value of such property. All distributions to Members on the liquidation of the Company shall be distributed in accordance with the Members positive Capital Account balances. No Member shall be liable to the Company or to other Members for a deficit balance in his Capital Account follow- ing liquidation.

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ARTICLE 5 - ALLOCATIONS AND ACCOUNTING

5.1	Costs and Revenues.

All costs and revenues of the Company and Profits and Losses, including all items of income, gain, loss, deduction and credit for purposes of any applicable federal, state or local income tax shall be allocated, charged and/or credited to the Capital Accounts of the Members in accordance with the Sharing Percentages.

5.2	Regulatory and Special Allocations.

The following regulatory and special allocation rules are applicable to the Company because it is intended that the Company is taxed as a partnership for income tax purposes.

(a)       Any item of Company loss or deduction that is attributable to “nonrecourse debt,” other than “partner nonrecourse debt,” shall be allocated to Members in accordance with the Company Interests. Any item of Company loss, deduction, or Internal Revenue Code ("Code") 705(a)(2)(B) expenditure that is attributable (within the meaning of Regulation 1.704-2(b)(4) to a “partner nonrecourse debt” shall be allocated solely to the Member who bears the economic risk of loss for such debt. The foregoing is intended to comply with the “partner nonrecourse debt” allocation rules of Regulation 1.704-2(b), and shall be interpreted consistently therewith.

(b)       If there is a net decrease in “partnership minimum gain” or in the “minimum gain attributable to partner nonrecourse debt” (both as defined in Regulation 1.704-2(d)) during any Company taxable year, items of Company income and gain for such taxable year (and, if neces- sary, subsequent taxable years) shall be allocated to the Members in the amount and manner described in Regulation 1.704-2(b)(2)). The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation 1.704-2(b), and shall be interpreted consistently therewith.

(c)       A loss allocation shall not exceed the maximum amount of loss that can be allocated without causing or increasing a deficit balance in a Member's Capital Account as of the end of a fiscal year. Excess loss shall be allocated to other Members pro rata in proportion to, and to the extent of, their positive Capital Account balances. If any such excess loss is allocated for any taxable year to any Members, such Members shall be allocated a pro rata amount of items of Company income and gain for the next succeeding taxable year (and, if necessary, subsequent taxable years) to the extent necessary to offset, as quickly as possible, the allocation of excess loss under this Section 5.2.3.

(d)       If, notwithstanding the above, any Member has a Capital Account deficit balance as of the end of any Company taxable year, determined after the application of Section 5.2.3 but before the application of any other provision of this Article 5, then a pro rata amount of items of Company income and gain for such taxable year (and, if necessary subsequent taxable years) shall be allocated to all such Members pro rata in proportion to, and to the extent of, such Capital Account deficits. If any items of Company income or gain are allocated under this Section 5.2.4 for any taxable year to any Members, such Members shall be allocated a pro rata amount of items of Company deduction and loss for the next succeeding taxable year (and, if necessary, subsequent taxable years) to the extent necessary to offset, as quickly as possible, the allocations under this Section 5.2.4. This Section 5.2.4 is intended to be a “qualified income offset” provision as described in Regulation 1.704-1(b)(2) and shall be interpreted consistently therewith.

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5.3	Special Tax Allocations.

(a)       Allocations of tax credits, tax credit recapture, and any items related thereto (unless otherwise agreed to by the Members) shall be allocated to the Members in accordance with the Sharing Percentages or as otherwise agreed to by all of the Members.

(b)       Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property, the production from which is or would be subject to depletion (“Depletable Property”) shall be computed separately by the Members rather than the Company. For purposes of making such computations, a Member's adjusted basis in each Depletable Property shall be allocated under Code Section 613A(c)(7)(D) in accordance with the Sharing Percentages.

(c)       Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the Company shall be allocated to the Members in accordance with Code 704(c).

(d)       If the Manager determines, after consultation with legal counsel or the certified public accountant for the Company, that the allocation of any item of Company income, gain, loss, deduction, or credit is not specified in this Article 5 (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction, or credit hereunder is clearly inconsistent with the Members' economic interests in the Company (a “misallocated item”), then the company may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests.

(e)       For purposes of Treasury Regulation 1.752-3(a) (relating to the sharing of partnership “nonrecourse liabilities” among partners for basis purposes), the percentage interests in Company profits shall be the Sharing Percentages.

5.4	Accounting, Tax Reports and Professionals.

(a)       Accounting. The Company accounting records shall be maintained at the principal place of business of the Company and each Member shall at all times have access thereto. The Company shall keep its accounting records and shall report its income for income tax purposes on the method of accounting selected by the accountants normally servicing the books and records of the Company with the approval of the Manager. An annual accounting in writing (which may consist of the Company's tax return) shall be made to each Member no later than the first day of the fourth calendar month following each fiscal year.

(b)       Tax Reports. The Manager shall cause to be prepared all income tax returns and reports required to be filed with the Internal Revenue Service, the Wyoming Department of Revenue, and any other applicable governmental authorities. The Manager shall furnish copies of all returns, reports and associated schedules (including K-1's) to the Members no later than the first day of the fourth calendar month following the fiscal year for which the return or report is prepared.

(c)       Financial Reports. Within ninety days after the end of each Fiscal Year, the Manager shall send to the Members an annual report including (i) the balance sheet of the Company as of the end of such year and statements of operations and changes in Members' capital, prepared in accordance with generally accepted accounting principles; and (ii) a report of the activities of the Company during the period covered by the annual report. The annual report shall set forth distributions to the Members for the period covered thereby and the amount of such distributions released from Reserves established in a prior period.

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5.5	Bank Accounts.

Except as otherwise provided in this Agreement, the bank accounts of the Company shall be main- tained in such banking institutions as the Manager determines.

5.6	Fiscal Year.

The Fiscal Year of the Company for tax and accounting purposes shall be the calendar year.

5.7	Transfer of Interest.

If an interest in the Company is transferred during a calendar year, all items of income, gain, loss, deduction and credit allocated pursuant to this Article 5 shall be allocated between the transferor and the transferee as of the last day of the month in which the transfer occurred. Items of Company gain or loss earned or incurred on the sale, exchange or other disposition of any Company asset shall be allocated to the Member owning the Company Interest at the time of the closing of said sale, exchange or other disposition of such Company asset.

ARTICLE 6 - MANAGEMENT/DECISIONS

6.1	Management by the Manager.

The Members hereby agree that the Company shall be managed by the Manager,

6.2	Managing Members' Consent Required.

The following matters shall expressly require the consent of all Managing Members: (a) the voluntary dissolution of the Company; (b) the admission of a new Member or substituted Member pursuant to Section 7.7 below; and (c) any amendment or modification of this Agreement which modifies the Sharing Percentages, the allocation of District Proceeds, Management Fees or Marketing Fees as set forth in Section 4.1 above, or otherwise materially and adversely impacts any Member.

6.3	Manager.

The Company hereby recognizes as managers the individuals listed in Exhibit B of this agreement. The Manager, acting alone but on behalf of and in the name of the Company, shall have authority authorized or granted under the Act, and all requisite authority and power to enter into all agreements by and on behalf of the Company, and execute any and all documents required to carry out such action on behalf of the Company, including without limitation, the authority to buy, sell, lease, develop or finance the Property (or any portion thereof) to retain or engage consultants, employees and contractors, including the Members or any Affiliates thereof, to provide services to and/or for the Company.

The Manager may resign at any time upon notice to the Members. In the event the Manager: (i) dies or becomes disabled so as not to be able to perform the obligations of a Manager of the Company; (ii) has been convicted of fraud, embezzlement or a similar felony involving misappropriation of funds in connection with the business of the Company or any investment; (iii) has materially breached its obligations under this Agreement; or (iv) resigns; then the new Manager shall be appointed by Martel Family Realty, LLC. If Martel Family Realty, LLC is unable to appoint a new Manager then the Members holding greater than 51% of the Sharing Percentages shall appoint a replacement Manager. Such replacement Manager can be a Member, an agent or employee of a Member or a third party (whether an individual or entity) with experience in managing entities with purposes similar to the Company. The Manager shall not be entitled to compensation for service to the Company hereunder.

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6.4	Indemnity.

No Member, Manager or any Affiliate performing services on behalf of the Company (hereinafter collectively referred to as “Indemnitees”) shall have any liability, responsibility, or accountability in damages or otherwise to any Members or the Company for any loss suffered by the Company which arises out of any act or omission performed or omitted by such Indemnitee in good faith and in a manner reasonably believed to be within the scope of the authority granted to it by this Agreement and in the best interest of the Company, provided that such act or omission did not constitute fraud, gross negligence, or willful misconduct by such Indemnitee. Each Indemnitee shall be indemnified by the Company and the Company hereby agrees to indemnify, pay, protect, and hold harmless each Indemnitee (on the demand of and to the satisfaction of such Indemnitee) from and against, any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses, and disbursements of any kind or nature provided that the same were not the result of a final adjudication of fraud, gross negligence, or willful misconduct on the part of the Indemnitee. The foregoing includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal, and settlement of any and all suits, actions, or proceedings instituted against such Indemnitee or the Company and all costs of investigation in connection therewith (collectively referred to as “Liabilities” for the remainder of this Section 6.6) that may be imposed on, incurred by, or asserted against an Indemnitee or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, or on the part of an Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be liable, responsible and accountable, and the Company shall not be liable to any such Indemni- tee, for any portion of such Liabilities that resulted from such Indemnitee's own fraud, gross negligence, or willful misconduct. If any action, suit, or proceeding shall be pending against the Company or an Indemnitee relating to or arising, or alleged to relate to or arise, out of any action or inaction, on their part, the Company shall have the right to employ, at the expense of the Company, separate counsel of its choice in such action, suit, or proceeding. The satisfaction of the obligations of the Company under this Section 6.4 shall be from and limited to the assets of the Company and no Member shall have any liability on account thereof. The foregoing notwithstanding, all Members shall be entitled to the fullest amount of indemnification under the Act.

6.5	Competition.

Each Member (and the Manager) may engage independently or with others in other business ventures of every nature and description; provided that each Member, the Manager and all of their respective Affiliates shall present to and conduct through the Company all business opportunities arising out of or in connection with the Property. Except as so limited or required above, neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities, or to the income or proceeds derived therefrom. The pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Other than business opportunities arising out of or in connection with the Property, no Member, Manager or Affiliate shall be obligated to present any particular investment opportunity to the Company or a Member even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, or a Member and such Member or Affiliate shall have the right to take for their own accounts (individually or as a trustee) or to recommend to others any such particular investment opportunity.

6.6	Meetings of Members.

(a)       Annual Meetings. Meetings of Members shall be held at such place within the State of California as may from time to time be designated by the Manager and stated in the notice of meeting. An annual meeting of Members shall be held in each year on such date and at such time as the Manager shall determine for the transaction of such business as may be brought before the meeting. The failure to hold the annual meeting of Members at the designated time shall not cause a dissolution of the Company.

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(b)       Special Meetings. Special meetings of the Members may be called by any Member holding not less than fifteen percent (25%) of the Sharing Percentages.

(c)       Quorum of Members - Vote Required. Attendance by Members constituting a majority of the Sharing Percentages shall constitute a quorum at the meeting of Members. The vote required to approve a matter brought before the Members shall be as described in Article 6 or elsewhere herein.

(d)       Notice of Meetings and Waiver. Written notice stating the place, day and hour of each meeting of Members and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than five (5) days nor more than fifty (50) days before the date of the meeting, either in person or by mail, at the direction of the person calling the meeting to each Member of record entitled to vote at the meeting. When notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

(e)       Action by Members Without a Meeting. Any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, and signed by each Member entitled to vote. Any action taken under this Section shall be effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

(f)       Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager before or at the time of the meeting.

(g)       Waiver of Notice. When any notice is required to be given to any Member, a waiver in writing signed by the person entitled to such notice, whether before, at or after the time stated in the notice shall be the same as the giving of notice.

6.7	Rights and Obligations of Members.

(a)       Limited Liability. Each Member's liability shall be limited as set forth in this Agreement, the Act or other applicable law. No Member shall be personally liable for any debts or losses of the Company except as set forth in this Agreement.

(b)       Company Debt. A Member will not be personally liable for any debts or losses of the Company in excess of a Member's Capital Contribution or any obligation of a Member to make a Capital Contribution as specifically described in this Agreement or as otherwise specifically required by the Act or law.

(c)       List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, addresses, and Company interest of all Members.

6.8	Tax Matters Partner.

Karen Yu is hereby designated as the Tax Matters Partner for purposes of Code Section 6231.

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ARTICLE 7 - TRANSFER OF COMPANY INTERESTS

7.1	No Transfers.

Except as provided herein, no Member shall assign any portion of such Member's Company Interest or any other asset of the Company without the prior unanimous written consent of all the Managing Members. The foregoing shall not be applicable to an Assignment solely of the right of such Member to Profits of the Company. Any Assignment of Profits only shall not include the right to vote or take part in management of the Company. Any Assignment except as provided above by a Member of the Company Interest shall be void as against the Company and the other Members. In the event of any transfer of a Company Interest notwithstanding the provision of this Section 7.1, an Assignee shall not be a substituted Member in this Company without the written consent of all Managing Members.

Unless all of the Managing Members consent otherwise in writing and notwithstanding anything to the contrary contained in this Operating Agreement, no Member shall transfer all or part of their Company Interest unless the following requirements have been satisfied:

(a)       The transferring Member and the proposed transferee shall execute, acknowledge, and deliver to the Company such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and perform all such other acts which the Manager may deem necessary or desirable to (1) constitute such transferee as such, (2) confirm that the transferee has accepted, assumed and agreed to be subject to and bound by all the terms, obligations, and conditions of this Operating Agreement, (3) preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business, (4) maintain the status of the Company as an organization not taxable as a corporation under the then applicable provisions of the Code, (5) not cause, either alone or when combined with other transactions, a termination of the Company within the meaning of Code Section 708 (except as approved by the Manager); and (6) assure compliance with the applicable Securities Acts and regulations promulgated under the Securities Acts.

(b)       As a condition to a transfer, each transferring Member shall agree to indemnify and hold the Company, the Manager, and the other Members harmless from and against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer made by the transferring Member in violation of this Article 7.

7.2	Withdrawal or Resignation of Member.

Except as expressly authorized in this Agreement, or otherwise approved by all Managing Members, the Members shall not voluntarily withdraw. Any such unauthorized withdrawal will have no effect upon the continuance of the company and will be considered a wrongful dissociation and a breach of this Agreement. In the event of any such wrongful dissociation, the withdrawing Member will be liable to the remaining Members for any damages incurred by the remaining Members including but not limited to the loss of future earnings. Damages or other remedies for breach of this Section 7.2 shall be as determined by the Company. It remains incumbent on the withdrawing Member to exercise this dissociation in good faith and to minimize any present and future harm done to the remaining Members as a result of the withdrawal.

7.3	Dissociation of a Member.

The disability, insolvency, bankruptcy, or withdrawal of a Member or any other event which terminates the continued membership of a Member shall not constitute a dissolution event and shall have no effect upon the continuance of the Company. In the event of a dissociation of a Member, the remaining Members may elect to purchase the interest of the withdrawing Member by exercising their Purchase Option as defined in Section 7.4

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(a)       The remaining Members retain the right to seek damages from a dissociated Member where the dissociation resulted from a malicious or criminal act by the dissociated Member or where the dissociated Member had breached their fiduciary duty to the Company or was in breach of this Agreement or had acted in a way that could reasonably be foreseen to bring harm or damage to the Company or to the reputation of the Company.

7.4	Purchase Option

(a)       Option. Upon a Dissociation Event, the remaining Members (pro rata to their Sharing Percentages or in such other proportions as they may agree) shall have an option, but not the obligation, to purchase and the Member, or its successor-in-interest, who has caused the Dissociation Event (hereinafter referred to as the “Terminating Member”) shall have the obligation to sell, the Terminating Member's Company Interest. This option shall be exercised by written notice delivered to the Terminating Member within sixty (60) days after all remaining Members and the Company have been notified in writing of the occurrence of a Dissociation Event.

(b)       Determination of Purchase Price. If the option to purchase is exercised, except as provided below, the purchase price (hereafter the “Purchase Price”) of the Terminating Member's Company Interest shall equal the Fair Market Value multiplied by the Terminating Member’s Sharing Percentage.

(i)       Negotiation Period. The Members shall have a period of thirty (30) days within which to agree upon the Purchase price for the Terminating Member’s Company Interest (the “Negotiation Period”). If the Members cannot agree on the Purchase Price within the Negotiation Period then the purchase price shall be determined as set forth below:

(ii)       “Fair Market Value” means the fair market value in Dollars of 100% of the Company Interests as determined by an appraiser taking into consideration all assets and liabilities of the Company, and any encumbrances and/or liens effecting the assets and property of the Company. Each Member shall select an appraiser having the qualifications set forth below by the 20th day after expiry of the Negotiation Period. The appraiser so retained by the Non-Terminating Member is referred to as the “Offeror’s Appraiser,” and the appraisal prepared by the Offeror’s Appraiser is referred to as the “Offeror’s Appraisal.” The appraiser so retained by the Terminating Member is referred to as “Offeree’s Appraiser,” and the appraisal prepared by the Offeree’s Appraiser is referred to as the “Offeree’s Appraisal.” The Offeror’s Appraiser and the Offeree’s Appraiser shall each be instructed to complete and deliver their respective Appraisals containing their respective Appraised Values to both the Offeror and the Offeree simultaneously within 70 days after the Negotiation Period.

(iii)       Determination of Fair Market Value. If the positive difference between the Appraised Value set forth in the Offeror’s Appraisal and the Appraised Value set forth in the Offeree’s Appraisal is equal to or less than 15% of the lower of the two Appraised Values, then the Fair Market Value shall be deemed to be the mathematical average of the two Appraised Values. If the positive difference between the Appraised Value in the Offeror’s Appraisal and the Appraised Value in the Offeree’s Appraisal is greater than 15% of the lower of the two Appraised Values, then the Offeror’s Appraiser and the Offeree’s Appraiser shall jointly select a third appraiser meeting the qualifications set forth below (the “Third Appraiser”) within 10 days following the later of the date on which the Offeree’s Appraisal is delivered or the date on which the Offeror’s Appraisal is delivered, and they shall instruct the Third Appraiser to prepare an appraisal containing an Appraised Value (the “Third Appraisal”) and deliver the Third Appraisal to both the Offeror and the Offeree simultaneously within 30 days. Each of the Offeror’s Appraisal, the Offeree’s Appraisal and the Third Appraisal are sometimes referred to individually as an “Appraisal.” If the Third Appraisal is required, the Fair Market Value shall be the mathematical average of the two Appraised Values that are closest in dollar amount. If the Appraised Value contained in any Appraisal happens to be exactly equal to the mathematical average of the other two Appraised Values, then such Appraised Value shall constitute the Fair Market Value.

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(iv)       Qualifications of Appraisers. Each of the Offeror’s Appraiser, the Offeree’s Appraiser and the Third Appraiser must (A) have an MAI designation by the Appraisal Institute, and (B) have been actively engaged in the appraisal of operating businesses comparable to the Company for a period of not less than ten years, in the Memphis, TN area. If any appraiser designated to serve in accordance with this Section fails, refuses or becomes unable to act, a new appraiser meeting the foregoing requirements shall be appointed in his or her place by the Member who appointed the appraiser being replaced.

(c)       Payment of the Purchase Price. Within ninety (90) days following determination of the Purchase Price, either by agreement or appraisal, the remaining Member(s) shall pay to the Terminating Member in cash or certified funds twenty-five percent (25%) of the Purchase Price for such interest. Contemporaneously therewith, the purchasing Member(s) shall deliver to the Terminating Member their separate negotiable promissory notes for their share of the balance of the purchase price. Such notes shall provide for payment of the principal balance in three (3) equal bi-monthly installments with interest on the unpaid principal balance at the prime rate quoted from time to time by Wells Fargo Bank of Denver, N.A, or its successor. The first installment of principal and interest shall be due two months after the date of the delivery of the promissory note and continuing every two months thereafter. All principal and accrued interest shall be due no later than six (6) months after the date of delivery of the promissory note. Unrestricted prepayment privileges shall be granted to the makers of the notes from time to time without penalty. The promissory note or notes shall be secured by the Company Interest transferred. Upon transfer of the cash payment described above, the appropriate representative of the Terminating Member shall execute and deliver such documents as may be reasonably required by the Members to evidence the assignment of the Company Interest.

(d)       Tax Deferred Structure. In effectuating the transfer contemplated under this Section 7.3, the Manager will reasonably cooperate with the Members to structure the transfer in a manner so as to allow the selling Member to try and effectuate a tax deferred exchange transaction pursuant to Section 1031 of the Internal Revenue Code; PROVIDED HOWEVER, that the purchasing Member and the Company shall not incur any additional liability or out of pocket expense as a result thereof. In such event, the selling Member shall indemnify and hold the purchasing Member and the Company harmless from any additional closing expenses and/or liability which may result from participation in any such exchange.

7.5	Buy-Sell Right.

(a)       Either Member (the “Offeror”) shall have the right and option to give a notice to the other Member (the “Offered”) setting forth the offer of the Offeror to purchase the Offeree’s Membership Interest or to sell the Offeror’s Membership Interest to the Offeree in accordance with the provisions of this Section 7.5, which notice shall state a dollar figure attributable to 100% of the Membership Interests as if no liens existed against the property or assets of the Company (the “Buy-Sell Offer Amount”). A notice given pursuant to the foregoing provisions of this Section is called a “Buy-Sell Demand.” On receipt of a Buy-Sell Demand, the Offeree shall then be obligated to do one of the following:

(i)       Purchase Election. The Offeree may elect to purchase the Offeror’s Membership Interest for a cash price equal to the product of (A) the Percentage Interest of the Offeror multiplied by (B) the Buy-Sell Offer Amount, which product shall then be reduced by any commissions, non-applicable transaction costs, and the amount of any outstanding indebtedness secured by liens on property of the Company on the date of the closing. An election made by the Offeree pursuant to this provision is referred to as a “Purchase Election.”

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(ii)       Sale Election. The Offeree may elect to sell to the Offeror the Offeree’s Membership Interest for a cash price equal to the product of (A) the Percentage Interest of the Offeror multiplied by (B) the Buy-Sell Offer Amount, which product shall then be reduced by any commissions, non-applicable transaction costs, and the amount of any outstanding indebtedness secured by liens on property of the Company on the date of the closing. An election made by the Offeree pursuant to this provision is referred to as a “Sale Election.”

(b)       Manner of Making a Purchase Election or a Sale Election. “Offeree Election Date” means the earlier of (i) the date on which the Offeree delivers to the Offeror a notice pursuant to this Section 7.5(b) or (ii) the 60th day after the Offeree receives the Buy-Sell Demand. To make a Purchase Election or a Sale Election, the Offeree shall send a written notice to such effect, duly signed by the Offeror, to the Offeron or before the Offeree Election Date. Failure of the Offeree to make a Purchase Election as provided in this Section 7.5(b) shall be deemed to be a Sale Election. If the Offeree makes or is deemed to have a Sale Election, the Offeror shall be obligated to buy, and the Offeree shall be obligated to sell, the Offeree’s Membership Interest for the price and upon the terms set forth in this Section 7.5. If the Offeree makes a Purchase Election, the Offeree shall be obligated to buy, the Offeror shall be obligated to sell, the Offeror’s Membership Interest for the price and upon the terms set forth in this Section 7.5. Failure of the Offeree to object to the Buy-Sell Offer Amount as provided in this Section 7.5(b) shall be deemed an acceptance by Offeree of the Buy-Sell Offer Amount. If the Offeree accepts or is deemed to have accepted the Buy-Sell Offer Amount, then the purchase price at the closing shall equal the Buy-Sell Offer Amount. Notwithstanding the above this Buy sell provision may not be exercised in the first six months of operations unless fraud or bad boy provisions are invoked

(c)       Financial Information. In conjunction with the exercise by each Member of its rights pursuant to this Section 7.5, the Manager shall provide the Members with current financial information regarding the Company, any property owned by the Company and such other information as the Offeree may require making a Purchase Election or a Sale Election. If the financial information is not available within the time period provided above for the election by the Offeree, then, at the request of the Offeree, the Offeror shall extend the date by which the election must be made for a reasonable period of time so that the Manager may provide the Offeree with the requested financial information.

(d)       Closing. The closing of the purchase of an interest in the Company pursuant to this Section 7.5 shall be held at the principal office of the Title Company in Memphis, TN, on the 90th day after the Offeree Election Date. At such closing, the following shall occur:

(i)       The selling Member shall assign to the purchasing Member the Membership Interest being sold, free and clear of all liens, claims, and encumbrances; provided, however, it is understood that any real estate owned by the Company (as distinguished from the Membership Interest being transferred) may be encumbered by one or more liens at such time. If requested by the purchasing Member, that instrument of assignment shall be in recordable form.

(ii)       The selling Member also shall execute such other instruments, in recordable form, as the purchasing Member reasonably may request to reflect and confirm the change in ownership of Membership Interests and the change in identity of the Members in the Company. It is recognized that the assets of the Company (including any real estate the Company may acquire) are owned by the Company as an Entity, and such instruments are intended to serve as a convenient means of having the record title as to real property reflect the change in Membership Interests that the contemplated closing will affect. The selling Member also shall deliver all other documents (or copies thereof) relating to the management, operation, development and redevelopment of the property and assets of the Company.

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(iii)       The purchasing Member shall pay the purchase price for the Percentage Interest being purchased in accordance with the foregoing provisions, which payment shall be made by certified or cashiers’ check (or other funds which comply with Wyoming Good Funds laws) from a Memphis, TN bank, acceptable to the selling Member in the exercise of reasonable judgment.

(iv)       The purchasing Member shall acknowledge that the Company holds title to the assets of the Company subject to existing liens and the purchasing Member shall cause the selling Member to be released from all liability on any borrowings made by the Company at or before the closing.

(e)       The Manager shall cooperate with the purchasing Member in providing financial and other information regarding any property owned by the Company and obtaining such title insurance endorsements and policies, and similar instruments as the purchasing Member may reasonably require, if any, to obtain financing for the purchase of the Membership Interests.

(f)       Conditions Precedent. The selling Member’s performance of its obligations under Sections 7.5(d)(i) and (ii) is a condition precedent to the purchasing Member’s obligation to close the contemplated transaction in accordance with Section 7.5(d), and the purchasing Member’s performance of its obligations under Sections 7.5(d)(iii) and (iv) is a condition precedent to the selling Member’s obligation to close the contemplated transaction in accordance with Section 7.5(d).

(i)       Failure to Comply with Obligations. If a Member fails to comply with any of its obligations pursuant to this Section 7.5 (the “Non-Performing Member”), the other Member performing its obligations pursuant to this Section 7.5 (the “Performing Member”) shall be entitled to enforce the obligations of the Non-Performing Member by suit for specific performance and have such other remedies as may be available at law or in equity. In addition to all other rights and remedies, if the Non-Performing Member is obligated to purchase the Membership Interest of the Performing Member, the Performing Member shall have the right and option to purchase the Membership Interest of the Non-Performing Member for an amount equal to 75% of the amount which the Non-Performing Member would have received if the Performing Member had been the purchasing Member under the buy-sell procedures set forth in this Section 7.5, and the obligation of the Non-Performing Member to convey its Membership Interest for such purchase price shall be specifically enforceable. If the Non-Performing Member is required to convey its Membership Interest to the Performing Member in accordance with this Section 7.5(g), both Members agree that the 25% reduction in the purchase price for the Non-Performing Member’s Membership Interest constitutes liquidated damages to the Performing Member, that the amount of such reduction is a reasonable estimate of the damages which the Performing Member would incur as a result of the default of the Non- Performing Member, and that the amount of those damages would be difficult or impossible to calculate precisely. In any proceeding brought to enforce the provisions of this Section 7.5, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney’s fees.

7.6	Sale of Company Interest to Third Party.

If either Member (the “Selling Member”) desires to sell its Membership Interest to a third party, the Members shall proceed as follows:

(a)       Prior to offering to sell its Company Interest to any other Person, the Selling Member shall offer the other Member (the “Non-Selling Member”) the right to purchase the Selling Member’s Membership Interest by sending to the Non-Selling Member a written notice of the specific terms of an offer to sell, including price (“Offering Amount”), payment terms and all other material terms, and a proposed purchase agreement reflecting such terms, executed by the Selling Member (“Offer Agreement”).

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(b)       The Non-Selling Member shall have 30 days after receiving the Offer Agreement to exercise its right to purchase the Selling Member’s Company Interest by executing the Offer Agreement and transmitting it to the Selling Member, or by submitting a counteroffer. If the Non- Selling Member makes a counteroffer, the Selling Member and the Non-Selling Member shall negotiate diligently and in good faith in order to attempt to reach an agreement within 10 days after the Selling Member receives the Non-Selling Member’s counteroffer. If the Non-Selling Member does not accept the Offer Agreement within the 30-day period, or if the Selling Member and the Non-Selling Member do not agree on the Non-Selling Member’s counteroffer within the 10-day period, then for a period of 270 days thereafter ("Third Party Sale Period") the Selling Member may offer to sell the Selling Member’s Membership Interest to a third party at a sales price not less than the Offering Amount and on terms which are not substantially more favorable to the purchaser than those contained in the Offer Agreement.

If the Selling Member fails to enter into an agreement in writing on such terms and conditions with any third party during the Third Party Sale Period and the Selling Member again desires to sell its Membership Interest, or if the Selling Member desires to sell to a third party at a sales price less than the Offering Amount and on terms which are substantially more favorable to the purchaser than those contained in the Offer Agreement, the Selling Member shall again follow the procedure set forth in Sections 7.6(A) and (B).

If the Selling Member fails or refuses to perform its obligations under this Section 7.6, then the Non-Selling Member shall have all rights and remedies available at law or in equity, including, without limitation, the right to specific performance of the Selling Member’s obligation to sell its Membership Interest to the Non-Selling Member. In any proceeding brought to enforce the provisions of this Section 7.6, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney’s fees.

7.7	Additional Members.

Commencing with the formation of the Company, the Managing Members by unanimous written consent may determine to admit additional persons or entities as new or substituted Members in this Company either by the issuance by the Company of additional Company Interests for such consideration as the Managing Members by their unanimous vote shall determine or as a transferee of a Member's Company Interest or any portion thereof, subject to the terms and conditions of this Agreement. No new Members or substituted Members shall be entitled to any retroactive allocation of Losses, Profits, income, expenses or deductions incurred by the Company; however, the Manager may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of Losses, Profits, income, expense, and deductions to a new Member or substituted Member for that portion of the Company’s tax year in which the new Member or substituted Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Regulations promulgated thereunder.

7.8	Register of Members

The Manager shall maintain or cause to be maintained a register of the Members of the Company, which shall be kept with the official records of the Company. The register shall record the name and mailing address of each Member, the date such person becomes a Member, and the Sharing Percentage held by such Member. The initial register is attached hereto as Exhibit A and shall be updated as Members are admitted or substituted.

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ARTICLE 8 - DEFAULT

8.1	Events of Default.

The following constitute events of default:

(a)       Failure of a Member to make when due any Capital Contribution, or any other payment, contribution or advance which is required hereunder.

(b)       Violation of any covenant or other provision of this Agreement.

8.2	Remedies.

Upon the occurrence of a default, the following shall be applicable:

(a)       Monetary Default.

In the event of a failure to provide payment, contribution or advance of funds to the Company under 8.1(a) or as otherwise required by this Agreement, the non-defaulting Members shall have the following remedies.

(i)       Dilution of Sharing Percentages. The non-defaulting Members (in proportion to their relative Sharing Percentages or as otherwise agreed) may make a capital contribution to the Company equal to the defaulting Member's required contribution. In such event, the defaulting Member's Sharing Percentage shall be reduced proportionally based the total Capital Contributions of the defaulting Member compared to the total Capital Contributions of all Members, including additional capital contributions. The Sharing Percentage of the non-delinquent Members who made such additional contributions shall be increased by the amount of the Sharing Percentage decreased from the Sharing Percentage of the defaulting Member.

(ii)       Purchase of Membership Interest. The non-defaulting Members (in proportion to relative Sharing Percentage or as otherwise agreed) may purchase the Company Interest of the defaulting Member for an amount equal ninety percent (90%) of the fair market value of the defaulting Member's Company Interest. A determination of fair market value shall be similar to the procedure set forth in Section 7.3.2 above except that the defaulting Member shall be considered the “Terminating Member” and the non- defaulting Member the “Purchaser”.

(b)       Non-Monetary Default. In the event of a non-monetary default under this Agreement, any non-defaulting Member may provide the defaulting Member with a written notice identifying such non-monetary default. Within 30 days from the receipt of such written notice, the defaulting Member shall be entitled to cure the default. In the event the non-monetary default is not cured by the defaulting Member within such 30-day period, the non-defaulting Members shall have the right to purchase the Company Interest of the defaulting Member in accordance with Section 8.2 or such other remedies as permitted by law, in equity or under the Act.

(c)       Terms of Purchase and Closing. In the event of acquisition of a Member's interest pursuant to this Section 8.2, the closing shall be held within 30 days after computation of the pur- chase price. The terms of purchase shall be as set forth in Section 7.3.3. At the closing, the non- defaulting Members shall make the initial cash payment and the promissory note. The non- defaulting Members shall deliver a duly executed instrument of transfer and assignment with respect to the Company Interest, subject to no liens or encumbrances of any kind. The non- defaulting Members shall execute a pledge or security agreement of the acquired Company Interest in favor of the defaulting Member as security for payment of the promissory note.

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(d)       Voting. While any Member is in default under the terms of this Article 8, the Member shall have no voting or management rights until such default is cured.

(e)       Remedies Non-Exclusive. The remedies set forth above are not intended to be exclusive. In the event of any default, a Member or the Company may assert the remedies set forth above or in addition thereto, any remedy under the Act as now or hereafter existing or at law or in equity. The remedies stated herein are cumulative and not exclusive.

ARTICLE 9 - TERMINATION AND DISSOLUTION

9.1	Dissolution.

The Company shall be dissolved upon the occurrence of any one of the following events:

(a)       Company Not Continued. By the decision of the Manager;

(b)       Consent. The unanimous written agreement of all Managing Members;

(c)       Decree of Court. A decree of a Court having competent jurisdiction;

(d)       Act. Operation of law or the Act or any other terms of this Agreement;

(e)       Sale or Disposition. Total liquidation, sale or disposition of all Company assets;

9.2	Dissolution Procedure.

(a)       Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, Manager shall immediately proceed to wind up the affairs of the Company. The Manager shall:

(i)       Sell or otherwise liquidate all of the Company's assets as promptly as practicable, except to the extent the Members may determine to distribute any assets in kind, in which case (if the Company owns real estate) the Manager may make distributions of the property to the Members in-kind (as tenants in common) to facilitate tax planning or structuring purposes to allow the Members to attempt to structure a so- called 1031 tax-deferred sale;

(ii)       Allocate any Profit or Loss resulting from such sale and/or liquidation to the Member's Capital Accounts in accordance with Article 5;

(iii)       Discharge all liabilities of the Company, including liabilities to Members who may be creditors, to the extent otherwise permitted by law and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company in connection with the dissolution of the Company;

(iv)       Distribute the remaining assets to the Members in accordance with applicable provisions of Article 5.

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(b)       Deficit Balance in Capital Account. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation 1.704-1(b)(2), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, alloca- tions, and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any capital contribution and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

(c)       Dissolution Documents.

(i)       As soon as possible following dissolution, a representative designated by the Members, shall execute and file a Statement of Intent to Dissolve in such form as shall be prescribed by the Wyoming Secretary of State. In addition, such appropriate representative shall execute and file such documents in other jurisdictions which may be required in connection with the dissolution of the Company.

(ii)       Upon completion of the winding up, liquidation, and distribution of the assets as described in Paragraph 9.2(a) above, the Company shall be deemed terminated. Furthermore, when all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Dissolution shall be executed in duplicate, verified by the persons signing the Articles, and filed with the Wyoming Secretary of State. The Articles of Dissolution shall be in the form required by the Act.

(iii)       Upon the issuance of the Certificate of Dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate actions as provided in the Act.

9.3	Return of Contribution.

Except as provided by law, the Act or specifically set forth in this Agreement, upon dissolution each Member shall look solely to the assets of the Company for the return of its contribution. If the Company's assets remaining after the payment or discharge of the debts or liabilities of the Company are insufficient to return the contributions of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 10 - DISPUTE RESOLUTION

In the event the Members are unable to resolve a dispute concerning the operation of the Company or any issue pertaining or in any way related to this Agreement or the terms hereof, including, without limitation, a dispute whereby the Members are unable to obtain a majority vote on any matter, the Members agree to resolve the dispute in accordance with this Article 10.

10.1	Mediation.

Prior to filing litigation or instituting binding arbitration, the Members agree to mediate any dispute or disagreement in accordance with the procedure outlined in this Section 10.1. When any Member determines an unresolved dispute exists, such party shall give the other party a written notice to mediate (“Notice to Mediate”) such unresolved dispute. The mediation shall be before an independent third party. In the event the Members cannot agree upon a mediator within ten (10) days after delivery of a Notice to Mediate, then any Member may apply to the presiding judge of the District Court of the City and County of Denver, or the presiding judge of the United States District Court for the District of Wyoming for the appointment of a mediator. The parties agree to enter into mediation in good faith in an attempt to resolve the dispute. In the event the parties fail to resolve the dispute by mediation within thirty (30) days following delivery of a Notice to Mediate, a Member may take such other action as may be permitted at law, in equity or pursuant to the Act.

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ARTICLE 11 - GENERAL PROVISIONS

11.1	Notices

All notices, consents, waivers, directions, requests, votes or other instrument or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given when actually received or when mailed, postage prepaid, certified, return receipt requested, addressed to the parties hereto at their addresses provided to the Manager from time-to-time. Each Member, by written notice to all other Members and the Company, may specify any other address for the receipt of such instruments or communications.

11.2	Integration.

This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.

11.3	Applicable Law.

This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming.

11.4	Counterparts.

This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

11.5	Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

11.6	Inurement.

Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, successors and assigns.

11.7	Headnotes.

Headnotes are used merely for reference purposes and do not affect context in any manner.

11.8	Gender.

Wherever applicable, the pronouns designating the masculine or neuter shall equally apply to the feminine, neuter and masculine genders. Furthermore, wherever applicable within this Agreement, the singular shall include the plural.

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11.9	Exhibits.

Exhibits referred to in this Agreement are incorporated by reference into this Agreement.

11.10	Attorneys' Fees.

Should any party to this Agreement reasonably retain counsel for the purpose of enforcing or pre- venting the breach of any provision of this Agreement, including, but not limited to, by instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such party's rights or obligations under this Agreement or for any other judicial remedy, then, if the matter is settled by judicial determination or binding arbitration, the prevailing party (whether at trial or on appeal or by arbitration) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including, but not limited to, reasonable attorneys' fees and costs for services rendered to the prevailing party. This Section 11.10 shall not apply to expenses incurred in mediation.

11.11	Waiver of Partition.

All Members specifically waive any direct or indirect right they now have or may hereafter acquire to cause the Property and any other real estate owned by the Company or any other assets of the Company now or hereafter acquired to be the subject of a partition suit.

11.12	Additional Documents.

Each Member agrees to execute with acknowledgment, if required, any and all documents and writings which may be necessary or expedient in the confirmation of this Company and the achievement of its purposes; however, such document shall neither create greater obligations of the Members nor change their Company Interests unless such is in accordance with the express terms of this Agreement or the operation of its provisions.

11.13	Amendments.

This Agreement is subject to amendment only by the written consent of all the Managing Members and such amendment shall be effective as of the date the amendment is executed by the Managing Members or such other date as all the Managing Members shall choose. Such amendment shall be binding upon and inure to the benefit of all Members.

11.14	Creditors.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

11.15	Waivers.

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

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IN WITNESS WHEREOF, the undersigned Members of this Company have executed this Agreement as of the day and year first above written.

By:	/Eric Martel/

Eric Martel
Managing Member

By:	/Antoine Martel/

Antoine Martel
Managing Member

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EXHIBIT A

Member Schedule

Member	Contribution	Number of Units
Eric Martel	Services provided to the Company, direct payment of various legal and professional fees, as well as platform development costs	100,000
Antoine Martel	Services provided to the Company, direct payment of various legal and professional fees, as well as platform development costs	100,000

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EXHIBIT B

List of Managers

Eric Martel

Antoine Martel

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